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                                                                  EXHIBIT 10.3.1


                            CONFIDENTIALITY AGREEMENT

                               AND GENERAL RELEASE

        This CONFIDENTIALITY AGREEMENT AND GENERAL RELEASE (hereafter "Agreement") is entered into by Irvine Apartment Communities, Inc. ("Company") and James Mead (MEAD).

        1. MEAD hereby tenders his voluntary resignation from the Company, which will be implemented in accordance with the terms of this agreement.

        2. From October 1, 1998 to February 1, 1999, MEAD will continue to be employed as a regular employee of the Company, will continue to receive his present monthly salary, will continue to participate in all of the benefit plans for which he and other Company executives are eligible, and will perform his normal executive duties and/or other duties consistent with his CFO position as assigned by the President or the Board of Directors. MEAD understands that the Company will begin an active search for a new CFO, and MEAD agrees to cooperate as requested in the transition process, including the probability that the new CFO would begin work prior to February 1, 1999. Throughout the time period up to February 1, 1999, MEAD agrees to work in a professional and cooperative manner to make this transition work as smoothly as possible.

        3. On or about February 1, 1999, the following will occur:

             a. MEAD will return to the Company all files, records, credit cards, keys, equipment, and any other property or documents maintained by him which relate to the Company or its owners, directors, employees, or related entities.

             b. A cash bonus payment of $165,000, less legally required deductions, will be paid to MEAD.

             c. A payment of $375,000, less legally required deductions, will be provided to MEAD.

             d. Vesting of restricted stock awards, vesting of stock options and dividend equivalent payments for MEAD shall all cease on February 1, 1999, regardless of any extension of his employment status as described in paragraph
4. Payment for restricted stock which vests in 1998 will be provided to MEAD by check (not in the form of shares) in February or March, 1999. Payment for restricted stock which vests in 1999 (through February 1) will also be provided to MEAD by check (not in the form of shares) in February or March, 1999 and the payment amount will assume that FAD targets for the 100% vesting level are achieved in 1999. In addition, vested stock options will remain exercisable until 90 days following MEAD's employment termination date.

        4. MEAD's employment will cease on February 1, 1999, unless he is on short-term disability status on February 1, 1999, in which case, his employment will continue and will not terminate until he is released from short-term disability status for any reason (e.g., recovery, conversion to LTD, expiration of short-term disability benefits). During this period, the Company will continue MEAD on the payroll at his present salary and provide continued benefits after February 1, 1999 (except no additional vacation accrual after the first thirty days on disability status), but payroll costs after February 1 will be subtracted from the six month consulting payment described in paragraph 5a, so that payroll costs after February 1, 1999 and the consulting payments will not exceed $125,000 in total.

        5. MEAD will be retained as a consultant to the Company for a period of six months following the termination of his employment. During the six months, MEAD may be employed or retained as an employee or consultant to other persons or companies, but will remain available to provide consulting services as requested in a professional and timely manner to the Company for a maximum of thirty hours in total for the six month period. Such services will be similar in kind to the expertise MEAD provided to the Company during the period of his employment. If any material is needed by him in order to perform any requested consulting service, it will be provided to him and promptly returned by him.

             a. For such services, MEAD will be paid $20,833 per month retainer, payable on or about the first day

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Confidentiality Agreement and General Release                             Page 2
Jim Mead


of the month commencing on the first day of the month following the termination of his employment, andcontinuing monthly thereafter until payments totaling $125,000 have been made (including any costs under paragraph 4). The payroll costs for MEAD after February 1 described in paragraph 4 shall be deducted as they occur from each month's retainer.

        6. MEAD will also receive the following payments and benefits:

             a. The Company will reimburse reasonable expenses incurred by MEAD (telephone, travel, etc.) which are necessarily incurred and approved in advance in the performance of his consulting services requested by the Company under this agreement.

             b. Group insurance coverage pursuant to the terms of the Company's group insurance plans will be continued at the Company's expense through February 28, 1999 at which time MEAD may continue such insurance if he desires in accordance with the provisions of such plans. If MEAD's employment is continued beyond February 1, as outlined in paragraph 4, then his insurance coverage shall continue until the last day of the month in which his employment is terminated. In addition, the Company agrees not to make any public announcements which refer to MEAD's medical condition.

             c. MEAD will continue to be covered by the Company's Directors' and Officers' Insurance in accordance with the terms of such policy through MEAD's consulting period and thereafter.

         7. MEAD promises not to disparage the Company or its owners, directors, officers, employees, or related entities and not to use or disclose to any person or entity in any manner any personal, financial or confidential information or trade secrets related to the Company, its owners, directors, officers, employees, or related entities which he learned while employed by the Company, and further promises not to disclose to anyone (other than his spouse and tax/legal advisor) the terms of this Agreement or the fact or amount of any payment made by the Company in settlement of MEAD's claims. MEAD also promises not to solicit or participate in or assist in any way in the solicitation of any Company employee to cease employment with the Company, and the customers of the Company to cease or decrease doing business with the Company or to do business with any competitor of the Company for a period of twelve months following February 1, 1999. Nothing in this provision will be construed as a prohibition from MEAD working during the consulting period referred to in paragraph 5 or thereafter as an executive of any company, whether competing or not.

         8. In exchange for the payments and benefits provided in this agreement, MEAD hereby unconditionally releases and forever discharges the Company and its related or successor companies, its owners, directors, officers, employees, representatives and agents, from any and all claims, (including, but not limited to, any claims under any state or federal statutes or public policies relating to discrimination or any other subjects), liabilities, demands, losses and expenses (including attorneys' fees) of any nature whatsoever, known or unknown, including, but not limited to, his employment relationship or termination, which he now has or may have in the future based on any act or omission which occurred prior to the date MEAD signs this Agreement. MEAD agrees that his rights hereafter are governed by this Agreement. MEAD expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, and does so understanding and acknowledging the significance of such specific waiver of section 1542. Section 1542 states as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

The Company hereby releases MEAD from any claims of any kind based on any facts known to the Company's Board of Directors at this time.

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Confidentiality Agreement and General Release                             Page 3
Jim Mead



        9. Should MEAD breach any of his obligations in this Agreement (including, but not limited to, paragraphs 2,7 and 8), payments under this Agreement shall stop in addition to any other legal or equitable remedies the Company may pursue.

        10. This Agreement contains all of the terms, promises, representations, and understandings made between the parties. MEAD agrees that no promises, representations, or inducements have been made to him other than those which are expressly set forth herein. MEAD acknowledges and agrees that he has had sufficient opportunity to fully and privately review this document prior to its execution, and has had ample opportunity to consult an attorney in connection therewith, if he so desired.

        11. This Agreement will be interpreted in accordance with the laws of the State of California. Any dispute arising hereafter between the parties regarding this Agreement or MEAD's employment or otherwise (except any claim against any insurer for benefits under any insurance plan referenced herein) shall be resolved by an experienced employment arbitrator selected in accordance with the employment rules and procedures of the American Arbitration Association. Should MEAD or the Company pursue any other legal or administrative action, the other party shall be entitled to recover all costs, expenses, and attorneys' fees it incurs as a result of such action.



DATED: October 12, 1998                   By:  /s/  JAMES MEAD
                                             -----------------------------------
                                                  James Mead

                                                  Witness of Voluntary Signature

DATED: October 12, 1998                   By:  /s/ signature illegible
                                             -----------------------------------
                                                  Witness' Signature



                                          IRVINE APARTMENT COMMUNITIES


DATED: October 12, 1998                   By:  /s/  DONALD L. BREN
                                             -----------------------------------
                                                  Donald L. Bren
                                                  Chairman


DATED: October 12, 1998                   By:  /s/ WILLIAM H. MCFARLAND
                                             -----------------------------------
                                                  William H. McFarland
                                                  President